Exhibit 10.3

AGREEMENT AND CONSENT
This Agreement and Consent, dated as of May 8, 2018 (this “Agreement and Consent”) is entered into by and among Koch SV Investments, LLC (“Koch”) and ADT Inc. (the “Company”), to specify certain rights and obligations of Koch and the Company pursuant to the Second Amended and Restated Certificate of Designation of Series A Preferred Securities (the “Series A Designation”) of the Company and all Related Documents. Terms used but not defined herein shall have the meaning assigned in the Series A Designation.

RECITALS

WHEREAS, pursuant to Section 9(a)(i) of the Series A Designation of the Company, the Company is prohibited from making any Restricted Payment without the prior written consent of Koch, which is the Preferred Majority Holder, in accordance with Section 10 of the Series A Designation;

WHEREAS, on January 23, 2018, Koch consented to a one-time distribution to be made by the Company to its holders of common equity in an amount not to exceed $50,000,000 (the “First Distribution”);

WHEREAS, the Company used the First Distribution to declare and pay a quarterly dividend to its stockholders on April 5, 2018 in an aggregate amount equal to $26,839,525.90;

WHEREAS, the Company seeks to declare and pay another quarterly dividend to its stockholders on or before July 2, 2018 in an amount not to exceed $27,000,000 (the “Second Distribution”);

WHEREAS, Koch desires to consent to the Second Distribution;

WHEREAS, pursuant to Section 6(a)(i) of the Series A Designation, the Company may elect to redeem the Series A Preferred Securities at any time and from time to time; and

WHEREAS, in consideration for Koch’s consent to the Second Distribution, the Company agrees to redeem all of the outstanding Series A Preferred Securities of the Company on July 2, 2018 (the “Redemption Date”) pursuant to the terms of the Series A Designation.

AGREEMENT AND CONSENT

1.Consent of Preferred Majority Holder. In exchange for good and valuable consideration, the receipt of which is acknowledged, in accordance with Section 10 of the Series A Designation, Koch hereby consents to the Second Distribution and accordingly, the Second Distribution shall not result, upon notice or passage of time or otherwise, in a default, breach or violation of the Series A Designation or any Related Agreement.

2.Agreement to Redeem the Series A Preferred Securities.     In exchange for good and valuable consideration, the receipt of which is acknowledged, the Company hereby agrees to redeem in full all of the outstanding Series A Preferred Securities on the Redemption Date (the “Redemption”) at the Redemption Price in accordance with Section 6 of the Series A Designation. The Company acknowledges and agrees that the aggregate amount of the distribution required to be made prior to the Redemption pursuant to Section 6(a)(i) of the Series A Designation shall be approximately $201,000,000, and shall be calculated in accordance with the provisions of the Series A Designation.

Exhibit 10.3

3.Redemption of the Koch Preferred Securities.        Upon payment of the Redemption Price with respect to all of the Series A Preferred Securities, no Series A Preferred Securities shall remain outstanding and Dividends shall cease to accumulate thereon. Upon payment of the Redemption Price with respect to all of the Series A Preferred Securities, except to the extent otherwise provided in Section 2.1 of the Second Amended and Restated Series A Investor Rights Agreement, the Preferred Majority Holder and the Company, each on behalf of itself and its successors, assigns and other legal representatives, hereby shall, automatically and without any notice or demand, absolutely, unconditionally and irrevocably release, remise and forever discharge the Company or the Preferred Majority Holder, respectively, and its present and former shareholders, direct and indirect owners, partners, members, managers, consultants, affiliates, subsidiaries, divisions, predecessors, current or former directors, officers, attorneys, advisors, financial advisors, principals, employees, agents, managed funds representatives and other representatives, together with such person’s predecessors, successors, heirs, executors and assigns, and all persons acting by, through, under or in concert with any of them (together the “Releasees”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, debts, liabilities, reckonings, damages and any and all other claims, counterclaims, defenses, recoupment, rights of setoff, demands and liabilities whatsoever of every name and nature, known or unknown, contingent or mature, suspected or unsuspected, foreseen or unforeseen or liquidated or unliquidated, both at law and in equity, or upon contract or tort or under any state or federal law or otherwise (collectively, “Released Claims”), which the Preferred Majority Holder, the Company or any other party hereto, or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them (including, without limitation, any other matter relating to the Company, its affiliates or their operations), in each case arising out of the Series A Designation and any Related Agreement.

4.Effect of Agreement and Consent. Except as expressly provided in Section 1 and Section 2 hereof, this Agreement and Consent does not, by implication or otherwise, nor shall it be deemed to operate to, alter, modify, waive, amend or in any way affect any of the rights, remedies, powers, privileges or covenants contained in the Series A Designation or in any Related Agreement. This Agreement and Consent shall not be deemed to be consent to any past, current or future amendment, waiver or modification of any other term or condition of the Series A Designation or any Related Agreement.

This Agreement and Consent shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature page follows]

Exhibit 10.3

    IN WITNESS WHEREOF, this Agreement and Consent is executed as of the date first written above.

PREFERRED MAJORITY HOLDER
KOCH SV INVESTMENTS, LLC

By:	/s/ Brett Watson
Name:	Brett Watson
Title:	Vice President

THE COMPANY
ADT Inc.

By:	/s/ Timothy J. Whall
Name:	Timothy J. Whall
Title:	CEO

[Signature Page - Agreement and Consent]